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                                                                   EXHIBIT 10.12



                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made and entered into as of the 27th day of June, 1997, by and between Telephone Warehouse, Inc., a Delaware corporation f/k/a HIG Cellular Acquisition Corporation (the "Corporation"), and Ronald L. Koonsman, an individual residing at 1303 Rocky Canyon, Arlington, Texas 76012 (the "Executive").

                                WITNESSETH THAT:

     WHEREAS, the Corporation and the Executive have previously entered into that certain Employment Agreement, dated as of December 31, 1996 (the "Original Employment Agreement");

     WHEREAS, the Corporation desires to amend and restate the Original Employment Agreement to continue to employ the Executive in the capacity hereinafter stated, and the Executive desires to continue in the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

     1. Employment Period. The Corporation hereby agrees to employ the Executive as its President and the Executive, in such capacities, agrees to provide services to the Corporation for the period beginning on the date first above written (the "Commencement Date") and ending on December 31, 1998 (the "Employment Period).

     2. Performance of Duties. The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote his full time, energies and talents exclusively to serving in the capacity of President of the Corporation and to perform the duties assigned to him by the Board of Directors in a professional manner.

     3. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, the Executive shall be compensated by the Corporation for his services as follows:

      (a)  He shall receive, (i) for the six-month period beginning July
           1, 1997 , a salary of $50,000, and (ii) for the 12-month period beginning on January 1, 1998, a salary of $100,000, each payable in substantially equal installments in accordance with the normal payroll practices of the Corporation.

      (b)  He shall receive a bonus of $950,000, which shall be payable on or before December 31, 1997; provided that the Adjusted EBIT (as defined in that certain Amended and Restated Subordinated Note dated as of the date hereof) for the 12 months ended December 31, 1997 equals or exceeds $4 million.
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      (c)  He shall be a participant in the standard executive benefit plans maintained by the Corporation. The Corporation shall pay for life insurance policies naming the Executive's designee as the beneficiary in the amount of (i) $3 million for the year ended December 31, 1997, and (ii) $2 million for the year ended December 31, 1998.

      (d) He shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by him during the employment period in the performance of his services under this Agreement provided that the Executive furnishes to the Corporation appropriate documentation in a timely fashion required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.

     4. Compensation Due Upon Termination. Except as otherwise provided under the executive benefit plans maintained by the Corporation in which the Executive participates in accordance with subparagraph 3(c), the Executive's right to compensation for periods after the date his employment with the Corporation terminates shall be determined in accordance with the following:

      (a) Discharge Without Cause. The Corporation may terminate the Executive's employment under this Agreement at any time after the six month anniversary of the Commencement Date without cause for any reason whatsoever. Upon such termination, the Executive shall be entitled to receive all payments of his compensation in accordance with the provisions of subparagraphs 3(a) and 3(b) for the remainder of the Employment Period.

      (b) Voluntary Resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive's employment with the Corporation terminates due to the Executive's voluntary resignation. If the Executive resigns because of (i) a change in his office location of more than fifty (50) miles, (ii) the removal of him from senior management of the Corporation or (iii) a requirement that he perform nonexecutive duties, he shall be deemed to have been discharged without cause under paragraph 4(a).

      (c) Discharge for Cause. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the Executive's employment with the Corporation is terminated on account of the Executive's discharge for cause. For purposes of this subparagraph 4(c), the Executive shall be considered discharged for "cause" if he is discharged by the Corporation on account of the Executive committing a material act of fraud against the Corporation.

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      (d)  Death.  The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 after the death of the Executive.

     5. Confidentiality. All information, knowledge and data relating to or concerned with the operations, business and affairs of either the Executive or the Corporation, as the case may be, which are exchanged by the parties hereto in connection with the performance by the Executive of his duties hereunder shall be the property of the Corporation and be treated as confidential information and shall be held in a fiduciary capacity by the parties hereunder. The Executive shall not disclose or divulge such information to any firm, person, corporation or other entity other than in connection with the performance of its duties hereunder. Notwithstanding anything to the contrary contained herein, the covenants contained herein shall not apply to information which (a) is or becomes public knowledge without breach of this agreement, (b) which is or becomes publicly available without a confidentiality restriction and without breach of this agreement from a source other than the disclosing party, (c) the recipient can demonstrate was known by the recipient without a confidentiality restriction at the time of the receipt of such information or
(d) was independently developed by the recipient by persons who did not have access to the disclosed information.


     6. Non-competition. During the period commencing on the date hereof and ending on December 31, 2000 (the "Restricted Period"), the Executive agrees not to, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any company or Person, engage in any business activity, including but not limited to any business activity related to selling cellular or wireless communication services or products, in any metropolitan area or proposed metropolitan area in which the Corporation or its affiliates is doing or will do business within six
(6) months from the date of termination of this agreement (the "Restricted Area"), which is directly or indirectly in competition with the products or services being developed, manufactured, marketed, sold or otherwise provided by the Corporation or its affiliates or which is directly or indirectly detrimental to the business of the Corporation or its affiliates; provided, however, that the record or beneficial ownership by the Executive of five percent (5%) or less of the outstanding publicly traded capital stock of any such company or Person for investment purposes shall not be deemed to be in violation of this section so long as the Executive is not an officer, director, employee or consultant of such company or Person. The Executive further agrees that, during the Restricted Period, the Executive shall not in any capacity, either separately, jointly or in association with others, directly or indirectly employ or seek to employ any Person or agent who is then employed or retained by the Corporation or its affiliates (or who was so employed or retained at any time within the six month period prior to the date the Executive employs or seeks to employ such person); and (c) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, joint venturer, investor, lessor, supplier, customer or any other Person which has a business relationship with the Corporation or any of its affiliates, at any time during the Restricted Period, to discontinue or reduce or modify the extent of such relationship with the Corporation.

     7. Successors. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring, whether by merger,

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consolidation, purchase of assets or otherwise, all or substantially all of the
Corporation's assets and business.

     8. Remedies. The Executive acknowledges that the Corporation would be irreparably injured by a violation of paragraphs 5 or 6, and agrees that the Corporation shall be entitled to an injunction restraining the Executive from any actual or threatened breach of paragraph 5 or 6, or to any other appropriate equitable remedy without bond or other security being required.

     9. Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Executive.

     10. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

                  (a)    to the Executive addressed as follows:
                         Mr. Ronald L. Koonsman
                         1303 Rocky Canyon
                         Arlington, Texas 76012

                  (b)    to the Corporation addressed as follows:

                         Telephone Warehouse, Inc.
                         2400 East Randol Mill Road
                         Arlington, Texas 76012

     11. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing.

     12. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Texas.

     13. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 5 shall not terminate and paragraph 6 shall terminate upon the expiration of the Restricted Period.

     14. Conflict. To the extent a conflict exists between this Agreement and the Stock Purchase Agreement, the terms and conditions of the Stock Purchase Agreement shall govern.

                            *          *          *

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     IN WITNESS WHEREOF, the Executive and the Corporation have executed this
Employment Agreement as of the day and year first above written.


                                                RONALD L. KOONSMAN

                                                /s/ Ronald L. Koonsman
                                                ------------------------------



                                                TELEPHONE WAREHOUSE, INC.



                                                By: /s/ Anthony Tamer
                                                   ---------------------------
                                                Its: Vice President
                                                    --------------------------



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